Exhibit 99.2 1 PARTICIPANTS Corporate Participants Jack Jancin – Senior Vice President-Corporate Business Development, Helen of Troy Ltd. Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd. Noel M. Geoffroy – Chief Operating Officer, Helen of Troy Ltd. Brian Lee Grass – Senior Vice President, Assistant Chief Financial Officer, Helen of Troy Ltd. Other Participants Robert Labick – Analyst, CJS Securities, Inc. Olivia Tong – Analyst, Raymond James Financial, Inc. Rupesh Parikh – Analyst, Oppenheimer & Co., Inc. Susan Anderson – Analyst, Canaccord Genuity LLC Peter Grom – Analyst, UBS Securities LLC MANAGEMENT DISCUSSION SECTION Operator: Greetings, and welcome to the Helen of Troy Fourth Quarter 2023 Earnings Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Jack Jancin, Senior Vice President of Corporate Business Development. Thank you, Mr. Jancin. You may begin. Jack Jancin, Senior Vice President-Corporate Business Development, Helen of Troy Ltd. Thank you, operator. Good morning, everyone, and welcome to Helen of Troy’s fourth quarter fiscal 2023 earnings conference call. The agenda for the call this morning is as follows: I’ll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company’s CEO; and Ms. Noel Geoffroy, the company’s COO, will comment on business performance and key accomplishments, and then provide some perspective as we begin the new fiscal year. Then Mr. Brian Grass, the company’s incoming interim CFO, will review the financials in more detail and comment about current trends and expectations for the upcoming fiscal year. Following this, we will take questions you have for us today. This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results. This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP financial measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other parties. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information. Before I turn the call over to Mr. Mininberg, I would like to inform all interested parties that a copy of yesterday’s earnings release has been posted to the Investor Relations section of the company’s website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP

2 financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage and then press the Releases tab. I will now turn the conference call over to Mr. Mininberg. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Thank you, Jack. Good morning, everyone, and thank you for joining us. We have a lot to share with you today. I will start with a few comments on the CEO succession plan for 2024 and recent changes at the CFO level, then turn to the business results we posted yesterday. I will also give some perspective on our outlook for fiscal 2024. Our Chief Operating Officer, Noel Geoffroy, will update you on the considerable progress we are making on Project Pegasus, provide more detail on segment performance and touch on how we are approaching our next multi-year strategic plan. Brian will comment on our fourth quarter results, financial position and on our fiscal 2024 outlook. He will also provide his perspective as he returns to Helen of Troy as our interim CFO. Per our press release yesterday, I intend to retire at the end of February 2024, when the term of my employment agreement is set to expire. The board has appointed Noel Geoffroy to succeed me as CEO. This timing provides continuity through the end of this fiscal year. March 2024 will mark the end of Phase II of Helen of Troy’s Transformation Plan, as well as 10 years in the CEO role and 34 years in the consumer products industry. It will be my turn to slow down, at least a bit, spend more time with my family and focus on some personal priorities. I will be working closely with Noel as we execute our transition plan. As it relates to my board service, the Nominating Committee will finalize the full slate of nominees for public disclosure when our proxy is filed in June. I do expect to stand for reelection at our Annual General Meeting of Shareholders, which is in August. Regarding continued board service, if I am elected, my 2020 employment agreement calls for my resignation upon retirement per standard practice. There is no current plan beyond that date. The board and I believe the company will be in excellent hands under Noel’s leadership. She has proven herself as COO, including her leadership of Pegasus, and is already providing a further step up in our brand building and go-to-market capabilities. Over the past year, she has also overseen the work of our business segment Presidents, C-level operations and IT leaders, and has been learning all aspects of Helen of Troy’s day-to-day business. She brings more than 25 years of outstanding experience across several consumer products businesses and multi-national organizations, including Sanofi Consumer Health, Kellogg’s, Heinz, and Procter & Gamble. She also brings a track record of creating growth and driving operational excellence in matrix organizations like ours, and a passion for building world- class consumer-centric brands. She has a reputation as an inspirational leader, making her a natural fit with Helen of Troy’s culture. Noel will become the third-ever CEO in Helen of Troy’s 55-year history when she takes the reins next year. The company is well positioned to deliver the next era of sustained growth. Noel is leading the development of the strategic plan for that era. As previously announced, we are pleased to welcome back Brian Grass as our interim CFO. As many of will remember, Brian has made significant contributions to the success of our company not only during his seven years as CFO but also throughout his 15-year tenure with Helen of Troy. His leadership, strategic thinking and outstanding oversight of our finances were highly valued during his many years with the company. We welcome having his business insights and leadership back at Helen of Troy while we search for a permanent CFO.

3 I also want to thank our outgoing CFO, Matt Osberg, for his leadership and contributions to the company during his time as CFO, as well as for his service as SVP of Finance. During Matt’s seven-year tenure, he significantly strengthened our finance department into an even more capable global shared services team that will continue supporting the company moving forward. Turning now to our business results, we reported better fourth quarter performance than we expected in what has been one of the most unpredictable and challenging years in memory. Our key initiatives to improve cash flow and further strengthen our balance sheet are paying off. During the quarter, we expanded operating margin, reduced inventory to now below fiscal 2021 levels and accelerated our debt pay down. With fiscal 2023 marking the fourth year of Phase II, I believe it is helpful to give some long-term perspective. Our Core net sales grew at a 9.1% CAGR since the Phase II starting point in fiscal 2019, well ahead of the target set. Core adjusted EPS grew at a 6.8% CAGR during the same period, despite the many challenges to profitability within our industry and in the broader macro environment. In fiscal 2023, we largely completed our new 2 million square foot state-of-the-art distribution facility in Tennessee. It is now open and has begun shipping to customers. Because of its size, its expected efficiency and its substantial new capabilities, it provides an opportunity to reduce other parts of our distribution center footprint, while still providing ample capacity for organic revenue growth and acquisition. Its completion will also allow us to return to a more normalized level of capital expenditure in fiscal 2024, which we expect will further accelerate our free cash flow and our debt pay down. Turning now to Project Pegasus. We acted quickly and well beyond the belt-tightening exercise. We did this to improve efficiency and address the impacts from the major macro trends of inflation, higher interest rates and historic levels of retailer inventory rebalancing that challenged fiscal 2023. Pegasus is on track to deliver its savings objectives. Beyond the cost savings from Pegasus, we see the new organizational structure and capabilities we announced in our January call, a strategic benefit that will serve as an accelerator to top and bottom-line growth. I would now like to turn the conversation over to Noel. Noel M. Geoffroy, Chief Operating Officer, Helen of Troy Ltd. Thank you, Julien. I would like to take this opportunity to thank the company’s board, Julien, the Global Leadership Team and our worldwide associates for their confidence, trust and support. I am deeply honored to become Helen of Troy’s next CEO in 2024. With an outstanding portfolio of Leadership Brands, a passionate team and many successes during the company’s transformation, I believe we have a strong foundation for sustainable, profitable growth and long-term value creation. I look forward to working with Julien during the remainder of his tenure to foster a seamless transition. Beginning with Project Pegasus, I am pleased with the progress to date across all the workstreams. While Pegasus is a multi-year initiative, we expect significant savings benefits to begin in fiscal 2024, helping us offset some of our anticipated cost headwinds. The new capabilities from Pegasus in go-to-market structure, analytics, operations and finance are also helping us improve our top line and simplify how we work in fiscal 2024. The largest portion of Pegasus’ savings is scheduled for realization in fiscal 2025, and we intend to use that fuel to drive our value creation flywheel by investing in brilliant marketing and innovation to delight consumers and further enhancing the efficiency and effectiveness of our regional market organizations and global shared services.

4 We continue to look for ways to accelerate the savings so we can reinvest in growth more quickly. The timing and extent of the reinvestment will depend on the future macro conditions and on the opportunities that provide the most attractive ROI. Now let me share several Pegasus’ workstream wins. The first relates to the implementation of one of the major organizational changes we announced in January, which was to create a North American Regional Market Organization or NA RMO. It captures the benefits of increased focus on sales and go-to-market in the United States and Canada across our full portfolio of brands. During the short time since its inception, this newly formed team has identified and in some cases secured significant new distribution across the company’s diversified portfolio. The NA RMO team will continue to identify and capture whitespace distribution opportunities, leverage our scale in joint business planning, and enhance our ability to win with winning customers. The second workstream win further builds excellence and standardization across our organization by centralizing all aspects of operations under our Chief of Global Operations. He now leads all sourcing and supplier relationships across the company and has created a center of excellence with a single approach to demand and supply planning to help improve forecast accuracy and inventory management. With inventory reduction a key priority for us in fiscal 2023, we exceeded our expectations. Continuing to lower inventory in fiscal 2024 will allow us to pay down our debt faster and also help us move more quickly on optimizing our distribution facility footprint. Third, we completed a comprehensive bottom-up analysis focused on optimizing our SKU offerings to meet consumer needs while improving profitability and reducing complexity. Through this process, we rationalized about 18% of our total SKUs, which we expect to enable us to reduce inventory of less profitable and less productive items, simplify our supply chain and redeploy resources to other opportunities. Importantly, we have developed [ph] an aligned methodology and automated tool (00:12:42) to institutionalize this discipline via an enhanced annual review within our business planning cycle. We have been very careful to balance these benefits with the impact on revenue and market shares. Our fiscal 2024 outlook already includes the expected revenue impact this year, and SKU rationalization is one of the drivers of the expected fiscal 2024 margin improvement. Fourth, as part of our comprehensive Pegasus plan, we are working to reduce complexity by completing our consolidation, renovation and warehouse management system upgrades. Our new Tennessee distribution center has allowed us to start simplifying our US distribution footprint as we already exited some ancillary facilities. We expect the new Tennessee distribution facility to progressively take on a larger concentration of our volume throughout fiscal 2024. Looking ahead to fiscal 2025, we have begun work on our next multi-year strategic plan to drive our future set of long-term growth ambitions. It is being built to leverage the successes of the transformation and add new elements. We see considerable opportunity to grow the business by further sharpening and investing in our diversified portfolio of brands, enhance our analytical capabilities, leverage the shared services and regional market organizations we have built around the world, and use the new efficiencies and capabilities from Pegasus to drive growth and profitability. We also expect to build on our outstanding culture, fueled by our passionate associates, and continue to make Helen of Troy an employer of choice. I am leading its development with input and guidance from Julien and we expect to share it with you before the end of this calendar year. I would like to now turn to our fourth quarter business results. Core net sales declined 16.2% and Core adjusted diluted EPS declined 19.9% in the fourth quarter. Starting with Home & Outdoor, total sales were up 0.5% in the quarter, ahead of our expectations. This included a full three months contribution from Osprey compared to two months in the prior year period. For both the quarter and the full fiscal 2023, Osprey outperformed our expectations. The brand benefited from

5 strong e-commerce replenishment after the holiday period, the rebound in travel and good international growth compared to the prior year period. We caught up on inventory and are now much more able to meet demand compared to the fourth quarter of last year when COVID-related factory closures curtailed our supply. POS trends for Osprey were positive in the quarter, and we anticipate that our better inventory position will positively impact the brand’s performance in the three key categories of technical packs, travel packs and everyday packs in fiscal 2024. OXO continued to see POS at brick and mortar below peak prior year levels as the overall home category continued to slow. Key drivers of this were normalization of demand from COVID highs and inflationary shift in consumer spending toward necessities and services. Importantly, total POS for OXO remained solidly ahead of pre-pandemic levels, highlighting the continued desirability of the brand. Inventory in the trade is healthier with weeks on hand down significantly from a year ago for those retailers where we have visibility. We have a strong pipeline of innovation supported by engaging marketing to drive incremental sales from new categories in fiscal 2024. One example is our new refrigerator organization system, designed to bring [ph] order to your fridge (00:16:27) with smart shelf enhancers and clear modular bins to let you find food items easily, so you can enjoy them before they’re spoiled. With food prices what they are, finding more ways to save money is really resonating with consumers. Hydro Flask faced pressure in the quarter from overall softness in the insulated bottles category. Consumer preferences shifted away from bottles, where Hydro Flask is by far the leader, to tumblers, where the brand has a smaller presence. Similar to OXO, inventory in the trade is healthier. Looking ahead, we see a number of opportunities to drive sales in fiscal 2024 and beyond. The automation in our new DC gives us significantly more capabilities to customize Hydro Flask bottles, mugs and other items for direct-to-consumer, as well as corporate promotion and gifting. Consumers will also see new collections, as well as new colors and limited edition bottles. The soft coolers category also provides growth opportunity for us. We are leveraging the strong consumer reception to Hydro Flask in that category to gain additional distribution at key retailers and expect this to drive incremental sales in fiscal 2024. Turning now to Beauty & Wellness. In our Beauty portfolio, we continue to retain our strong market share position amidst the broader category decline in hair care appliances, widely reported by retailers and syndicated market measurement data. Prestige beauty remained a strong [ph] thing for us (00:17:56), with top customer point-of-sale data showing growth on Curlsmith and Drybar appliances and liquids during the quarter. Curlsmith contributed sales of $9 million, in line with raised expectations for the fourth quarter and the full year we mentioned in the January call. We expect to see continued growth in these prestige brands in fiscal 2024 behind new products like Drybar Curl Party Heated Curling Round Brush, Final Call Frizz [ph] & Static Control Mist, as well as Effortless Waves (00:18:26) from Curlsmith. We have also enhanced our investment in proven in-store events and education across both brands. In addition, we recently announced our Hot Tools brand is expanding into liquids with its new Protect & Style Collection that just launched at Ulta in fiscal [ph] 2024 (00:18:46). Heat protection and styling aids are both top consumer needs, especially for those using hair appliances. This initiative is a great example of platforming as the Hot Tools’ product formulation leverage capability from our already established prestige liquid team. Turning to our Wellness portfolio. We faced a tough comparison to strong thermometer and humidifier category demand, driven by last year’s Omicron surge and post-COVID normalization.

6 The elevated demand we discussed in January softened and the season peaked earlier than we have seen historically. Despite overall category declines, Helen of Troy’s US market shares remained strong in thermometers, inhalants and humidifiers with the number one position among branded products in all three of these categories. Over the 12-month period covering our fiscal 2023, Vick’s is number one in total thermometry and in digital thermometry, and is also number one in the high margin inhalant category. Braun is number two in total thermometry, and number one in both ear and non-invasive thermometry. Last, on the international front, we achieved growth in net sales, driven primarily by the contribution of OXO and Osprey as replenishment orders in select brick and mortar partners made progress towards normalizing in line with POS. Braun outperformed our expectation as we were able to partially overcome continued supply shortages to help meet the increased thermometer demand in EMEA and Asia. Let me now turn the call back to Julien to discuss our fiscal 2024 key themes and outlook. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Thank you, Noel. Two of the most important pieces of news in the fiscal 2024 outlook we introduced today are that we expect to deliver adjusted EPS growth in the back half of fiscal 2024 and also deliver a major increase in free cash flow. We expect to use that cash flow to accelerate debt repayment and reduce our net leverage ratio to [ph] 2 turns (00:20:50) or less by the end of fiscal 2024. We believe this amount of deleveraging so soon after acquiring Osprey and Curlsmith and so soon after building the new distribution center, would be a tremendous testimony to our value creation model. We also expect to deliver other significant wins in fiscal 2024, including operational earnings growth, expanding gross margins and expanded adjusted operating margins. As our acquisitions and Pegasus pick up steam, we expect our gross margins to increase significantly in fiscal 2024. We believe this will come from sweetening our mix with more sales from Hydro Flask, Vicks inhalants and prestige beauty liquids, in addition to the benefits from lower freight rates and SKU rationalization. Our outlook on sales, earnings and cash productivity are built on the assumption that the economy, consumers and several of our categories will continue to experience considerable macro financial pressure. Our sales assume inflation and higher interest rates will continue to challenge consumers, resulting in continued softness in many of the categories where we compete. As it relates to sales drivers, as Noel mentioned, we have expanded our distribution for fiscal 2024 and are launching a slate of new consumer-centric innovation. With retailer inventory levels healthier than last year, we expect shipments to track more closely to consumption than they did in fiscal 2023. Finally, in fiscal 2024, we will continue to advance our ESG priorities and initiatives. We have now completed key objectives under the first stage of our ESG road map, including setting our emission reduction targets. These have been approved by the Science Based Targets initiative. To support our environmental and social commitments, we are members of key packaging and recycling organizations such as the New Plastics Economy and How2Recycle, as well as supplier engagement organizations such as CDP’s Supply Chain program. In addition to our corporate initiatives, our brands continue to distinguish themselves on environmental stewardship. Those initiatives, as well as others, will be detailed in our third Annual ESG Report, which we expect to release in June. And now, I would like to turn the call over to Brian.

7 Brian Lee Grass, Senior Vice President, Assistant Chief Financial Officer, Helen of Troy Ltd. Thank you, Julien. Good morning, everyone. It’s great to be back with everyone today. I’m looking forward to reconnecting with many of you over the coming days and weeks. I’m grateful for the opportunity to come back to Helen of Troy and work with such a dedicated team of associates and friends. I’m also grateful for the opportunities that I see in front of the company, and I intend to do everything I can to maximize them during my time here. I will touch on some of these opportunities later in my discussion of our outlook for fiscal 2024 and beyond. We just navigated a difficult year, but I believe we have emerged an even stronger, better structured and more integrated operating company poised to reaccelerate the flywheel. Before I begin, I want to recognize and thank Matt Osberg for all he has done for the company over the last seven years and for helping me transition back into the interim role. Matt, it’s hard for me to express how much I’ve appreciated your support then and now. You will be missed, but I’m proud of you and I’m happy for you and your family. With that, I would like to start with an overview of our fourth quarter results, then provide an update on Project Pegasus, and then discuss our outlook for fiscal 2024 and beyond. Before I do, please note that in line with the changes in our business structure and our financial reporting, I will be discussing results for our two reportable segments, Beauty & Wellness and Home & Outdoor. You can find recast quarterly historical financial information for the past three fiscal years on a two- segment basis in the earnings release we issued after the market closed yesterday. As Julien mentioned, the fourth quarter was above our sales and earnings expectations, with strong year-over-year margin expansion and inventory reduction ahead of our target, which contributed to better than expected cash flow. Consolidated net sales decreased 16.7%, reflecting lower consumer demand, shift in spending patterns and reduced orders from retail customers due to their inventory reduction efforts. The sales comparison was also unfavorably impacted by the pull- forward of approximately $20 million into the fourth quarter of last year as retailers accelerated orders in advance of price increases. These factors were partially offset by an increase in prestige, personal and hair care sales, customer price increases related to rising freight and product costs, as well as one additional month of Osprey sales and a three-month contribution from the Curlsmith acquisition. Stepping back to look at the full year. Fiscal 2023 Core business revenue is significantly higher than our pre-COVID base, with the three-year CAGR of 8.7%. While this includes some impact from acquisitions, it also includes remarkable macro challenges and shifts in the consumer landscape. We believe that with the work we have done related to acquisitions, divestitures, distribution capability investments, portfolio enhancement and organizational restructuring over the last three years, we have built an engine for sustained growth and operational excellence. As I will discuss later, we expect to continue to lower our leverage ratio by the end of fiscal 2024, and our recent strategic investments will largely be paid for. This will position us to use all the levers of our flywheel once again with an underlying engine that has greater horsepower. GAAP consolidated operating margin for the quarter was 11.1% of net sales, compared to 8.7% in the same period last year. We were pleased to expand adjusted operating margins by 130 basis points to 13.8%, despite unfavorable operating leverage. The primary drivers of this improvement were a decrease in incentive compensation expense, lower outbound freight costs, the favorable impact of the Curlsmith acquisition and decreased marketing expense. These factors were partially offset by the unfavorable operating leverage I just mentioned, higher inventory reserves, a less favorable product and channel mix within Home & Outdoor, and a less favorable product mix in Wellness.

8 On a segment basis, Home & Outdoor adjusted operating margin increased 400 basis points to 17.1%, reflecting the impact of pricing actions, lower incentive compensation expense and lower inventory reserves. Adjusted operating margin for our Beauty & Wellness segment declined 90 basis points, driven by unfavorable operating leverage, higher inventory reserves, and a less favorable product mix in Wellness. Looking at the legacy Beauty and Health & Wellness businesses, both saw adjusted operating margin declines similar to the overall segment. Net income was $36.2 million or $1.50 per diluted share. Non-GAAP adjusted diluted EPS decreased 19.9% to $2.01 per diluted share, primarily due to higher interest expense and lower adjusted operating income. These factors were partially offset by lower effective tax rate and lower shares outstanding. We generated $158.7 million of operating cash flow in the quarter, a significant improvement both sequentially and year-over-year. Improvement was driven by a sequential decline in inventory of $81.3 million. Inventory at the end of fiscal 2023 was $455 million, well below our target of $500 million, despite the headwinds of lower consumer demand, significant retailer inventory corrections and our acquisitions of Osprey and Curlsmith. We expect to further lower inventory to $400 million or below by the end of fiscal 2024. On a full year basis, we generated operating cash flow of $208.2 million and free cash flow of $33.4 million as we deployed $147 million in CapEx towards our new distribution facility, which is now in operation. We ended the fiscal year with total debt of $934.4 million, a sequential decline of approximately $146 million. Our net leverage ratio improved to 2.8 times, compared to 3.1 times at the end of the third quarter. At the end of fiscal 2023, our debt covenants allowed for up to $363 million of additional debt. However, key focus for fiscal 2024 is to continue to reduce inventory, fine-tune other working capital components and use our strong cash flow to further pay down our debt. As of the end of fiscal 2023, we have significantly reduced our exposure to interest rate volatility by swapping $425 million of our outstanding variable rate debt to fixed rates that are favorable to current market rates. I will cover our fiscal 2024 free cash flow, debt and leverage expectations later in my discussion of our outlook. As Noel shared earlier, we made good progress on our Pegasus initiatives. We are using Pegasus to create greater operating efficiency, a more effective go-to-market structure, expand our margins and provide a platform to fund step-level increases in growth investments and better leverage our scale. We remain on track to achieve our fiscal 2024 total savings and timing targets, with significant additional savings expected from lower inbound freight costs. Now turning to our outlook for fiscal 2024. We expect consolidated sales between $1.965 billion and $2.015 billion in fiscal 2024. This implies a decline of 5.2% to 2.8%, which includes a year- over-year decline of $35 million or 1.7% from the removal of Bed, Bath & Beyond revenue from our outlook, and a similar sized reduction from our Pegasus SKU rationalization initiative, primarily impacting Beauty & Wellness. Our sales outlook reflects what we believe will be a continued slower economy and uncertainty in consumer spending patterns, as shoppers seek to prioritize value, especially for discretionary categories in this inflationary environment. The likelihood, timing and potential impact of a significant or prolonged recession is unknown and cannot be reasonably estimated. Therefore, it is not included in our outlook. Importantly, as Julien mentioned, we have seen some improvement in trade inventory on a sequential basis as many key retailers have reduced their inventory on hand. We do not anticipate a repeat of the significant destocking that took place last year and anticipate that sell-in will more closely match sell-through this fiscal year.

9 Before I go into the segment expectations, I mentioned earlier that we removed any risk related to Bed, Bath & Beyond from our revenue outlook. As it relates to our balance sheet, our current accounts receivable balance is approximately $2.9 million, and our preliminary estimate of what might be considered preferential payments is approximately $1 million to $1.5 million. Turning back to our net sales outlook by segment, we expect a Home & Outdoor decline of 1.7% to growth of 1% and a Beauty & Wellness decline of 8% to 5.8%. We expect consolidated GAAP diluted EPS of $3.98 to $4.84, which includes estimated restructuring charges of $2.75 to $2.43. We expect consolidated non-GAAP adjusted diluted EPS in the range of $8.50 to $9, which implies consolidated decline of 10.1% to 4.8%. Our adjusted diluted EPS outlook includes an increase in interest and depreciation expense, totaling approximately $0.91 net of tax or a 9.6% growth headwind. At the high end of our range, we expect gross margin to expand approximately 460 basis points as we improve our overall margin mix and realize the benefit of lower commodity and inbound freight costs. We’re pleased to provide an outlook with operational earnings growth despite unfavorable operating leverage. At the high end of our range, consolidated adjusted operating income is expected to grow 2.6% and margin is expected to expand by 80 basis points. Consolidated adjusted EBITDA is expected to grow 6.3% and margin is expected to expand 150 basis points at the high end of our range, despite incremental incentive compensation expense of approximately $27 million year-over-year, which represents an 8.2% growth headwind and 135- basis-point margin headwind. Our outlook for operational earnings growth is driven by a better overall margin mix, lower commodity and inbound freight costs and cost savings from Pegasus. We expect Pegasus to be a force multiplier with benefits in fiscal 2024 to include initial cost savings, organizational and go-to- market effectiveness, more efficient and effective marketing spend, and optionality to consider opportunistic incremental growth investments during the year. We continue to expect Pegasus to generate savings of approximately $20 million in fiscal 2024, with additional savings expected from lower inbound freight and commodity costs. The benefits from inbound freight and commodity costs are generally expected to be realized in the second half of our fiscal year as we move through the cycle of turning inventory through cost of goods sold. As previously discussed, the Pegasus savings will partially offset several structural headwinds in fiscal 2024, including incremental depreciation of approximately $12 million before tax related to our new state-of-the-art distribution facility, higher annual incentive compensation expense of approximately $27 million before tax as we reinstate expected expense at target performance, and higher interest expense of approximately $15 million before tax as we annualize the increase in interest rates in fiscal 2023. This includes our expectation of an incremental rate increase of 100 basis points in fiscal 2024. We expect a fiscal 2024 GAAP effective tax rate of 19% to 21% and an adjusted effective tax rate of 13.1% to 13.2%. We do not expect a meaningful impact in fiscal 2024 from currently proposed tax legislation changes by the Biden Administration or international regulators. At this stage, it is still unclear what domestic and global tax laws will be passed, in what form and on what timing. We will continue to assess the impacts as proposed legislation is considered and keep you updated. In terms of the quarterly cadence, we expect the majority of our net sales growth to be concentrated in the third quarter of fiscal 2024. We expect net sales to decline approximately 9% to 7% in the first quarter and 7% to 5% in the second quarter. We expect adjusted diluted EPS growth to be concentrated in the third and fourth quarters of fiscal 2024 as we benefit from lower inbound freight and commodity costs, as I mentioned earlier. We also expect to realize the benefits of debt deleveraging more fully in the second half of the year.

10 Accordingly, we expect a decline in adjusted diluted EPS of just under 30% in both the first and second quarters of fiscal 2024 with near offsetting growth in the second half of the year. We expect capital asset expenditures of between $45 million and $50 million for fiscal 2024, which includes approximately $25 million for the completion of our new distribution facility and the full installation of the state-of-the-art automation equipment. We continue to expect that the final cost of the facility and its equipment will be within our original expectations. With lower CapEx needs in fiscal 2024, we expect free cash flow to be in the range of $250 million to $270 million and our net leverage ratio, as defined in our Credit Agreement, is expected to end fiscal 2024 in the range of 2 times to 1.85 times. With the opening of our new distribution facility, we are in a position to further optimize our footprint, which we believe could unlock an additional $100 million to $125 million of cash flow that is not currently included in our outlook. Looking beyond fiscal 2024, we believe we can drive further meaningful performance improvement. Starting with Pegasus, the bulk of the savings are expected to further expand margin and fuel significant growth investments. Our new organizational structure is designed to increase focus on additional retail distribution, new product innovation, distribution facility footprint optimization, and enhanced direct-to-consumer capability. We believe our strong cash flow will allow us to continue to reduce our debt leverage and provide capital deployment optionality. In summary, turning back to fiscal 2024, we are pleased to provide an outlook that we believe is accretive to our valuation with strong free cash flow, operational earnings growth and margin expansion, despite unfavorable operating leverage in a challenging consumer environment. Our adjusted EBITDA outlook at the high end of the range implies an EV to forward EBITDA multiple of 8.4 times using Tuesday’s market capitalization and our outstanding debt at the end of fiscal 2023. Our free cash flow outlook at the high end of the range implies a forward free cash flow yield of 13.6% at Tuesday’s market capitalization. We believe these are compelling value metrics that compare favorably with our peer set and the market overall. With that, I’d like to turn it back to the operator for questions.

11 QUESTION AND ANSWER SECTION Operator: Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] Thank you. And our first question is from Bob Labick with CJS Securities. Please proceed with your question. <Q – Bob Labick – CJS Securities, Inc.>: Good morning. And lots and lots of congratulations all around, first to Julien and Noel for their respective changes, also to Brian and Matt for their moves. So big congratulations to the team there. <A – Julien Mininberg – Helen of Troy Ltd.>: Thank you, Bob. <A – Brian Grass – Helen of Troy Ltd.>: Thanks, Bob. <A – Julien Mininberg – Helen of Troy Ltd.>: Great to hear from you. We’re great to have the band together and smooth transitions all around. <Q – Bob Labick – CJS Securities, Inc.>: Absolutely. No, it’s great. So I’d love to start with that, maybe given all of the changes at CEO and CFO. And maybe talk a little bit about kind of direction, continuity and maybe if just to put her on the spot a little bit, maybe Noel, if you can give the high level overview of your vision? And then when we might learn more about Phase III, but maybe just speak globally about what you want to keep, what you want – what you might be able to tweak or enhance going forward and how we should think about these changes that we just discussed?. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. I’ll start and then on to Noel. So thanks for the comments, first of all. And on the subject of management of change, you’ve seen us make many, many changes over the years as we transformed the company, whether it was all of the reorganizations in Phase I, a largely new management team, the creation of the GLT, all the shared services, people coming into the company, some people leaving the company at that time. And all through, we’ve been very careful to get the right balance between the change that goes with the vision and the continuity that comes with pulling the pin out of various grenades and never having them blow up. So that is the theme of the comment from me, which is the right balance. Change management, continuity, I think that the shareholders are in safe hands this time as well. We couldn’t be more thrilled with the choice for Noel, unanimously chosen by the board of directors for the succession at the end of this fiscal year and I’m very sharp to send the message to all shareholders, which is I’m fully engaged for the entire year. This is not one of these transition and head for the door and dial it down. This is 200% right through the finish line. And I’ll be here for the whole company, helping with the strategic plan development and then onward towards the retirement. With that, I’ll turn it to Noel. <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah. Hey, Bob. Thanks for your comments. Really appreciate it. As I mentioned in the remarks, we’re looking forward to the work on the next chapter of the OGSM that I’ll be leading. We’ve got some time together as a leadership team coming up very soon. But as I look at the next multi-year plan for Helen of Troy, I see great long-term growth ambitions. It starts with building on the foundations that were set during the transformation. We’ve got incredible brands. I look forward to working with the team to further sharpen and strengthen the position on each of those brands. I look forward to the fuel that Pegasus is creating to invest even more in new product development and brilliant marketing behind those great brands, and then reaping all the benefits of the organizational changes that we just made through Pegasus. We’re already seeing really positive results and opportunities from the North American RMO, from kind of rejuvenated energy in the international RMO and as well the shared services globally. So all of those areas, I think, will be

12 important drivers of that next chapter. And it’ll all be built on the outstanding culture and passionate associates that Helen of Troy is known for. <Q – Bob Labick – CJS Securities, Inc.>: Okay. Super. And then just one big picture question, I’ll jump back in queue, as asked. But thinking globally about fiscal 2024, obviously, some nice guidance there. The question is you discussed this a little, but I’ll try to parse it out. Where are we as it relates to like normal, whatever that actually is? And I’m asking in terms of like revenue headwinds, margin headwinds, we’re facing a bunch of each in little ways. I think you said revenue should more closely track POS, but maybe that’s a little later. So where are we as it relates to normalization? How long does it take to get there? And kind of what other steps are necessary, either externally, meaning some of your customers, inventories, or freight to get back to normal or whatever or whatnot, just in terms of revenue and margins? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Let’s do the parsing thing. I think that’s the best way, because normal these days is awfully hard to say. I think the simplest way to look at is pre-COVID base because that’s when you had a time when there was no pandemic, the pandemic disruption of normalization, the supply chain disruption, the inflation, the interest rates. Those are all things that need to be normalized. So if you start with the pre-COVID base, as was said in our prepared remarks, if you go back to the beginning of Phase II, you’ll see where we started at fiscal 2019 or Brian gave CAGRs on a three- year basis, which is literally the start of COVID in March of 2020. So if you look at the consumers, as we mentioned in our remarks, we’re assuming that the categories will continue to come down towards that trend line. Noel in her remarks mentioned specific categories. So for example, the wellness type of categories, think of humidifiers, thermometers, air purifiers that surged during COVID. In our case, uniquely, the explosion in volumizers that we led has normalized and there are reductions in the total size of the category. So even in the bake and bread time around OXO, so the point about normalization of demand, it starts there. The trade was caught with additional inventory and they wanted to catch up on supply chain. So they’ve been destocking all through fiscal 2023. Everybody knows that it was one of the biggest headlines that was out there. In our case, we suffered from that, just like everybody else. So we’re now assuming that the trend of consumption in the categories will continue to normalize. We do expect, and it’s in our sales guidance, to see softness as that continues to happen because of the shift in buying patterns towards hard goods or discretionary goods and we’re not being aggressive in that area. When it comes to the trade, we are seeing shipments track closer to consumption in many of the retailers where we have visibility But that said, if the consumer softens, their inventory positions will come down and order less. In terms of interest rates, Brian spoke to it a bit, we are now lapping the lower interest rates of the first half of the year. So interest rates – interest expense for us is going up considerably in the first half of the year. As we bring debt down, it will be better and better. Swap helps because it doesn’t expose us to as much interest rate volatility. And then when you get into other normalization such as supply chain, we’re doing quite well. And our own inventory, I’m sure you got the news, we have been kicking butt on bringing our own inventory down. That spiked up our cash flow and helped us pay down debt much faster than we expect. So I just go through the parsing and hoping that will help you see – normal is a pretty big word when you’ve got that many moving parts. <Q – Bob Labick – CJS Securities, Inc.>: Absolutely. No, that’s very helpful. I appreciate it. I’ll jump back in queue. Thank you.

13 Operator: Thank you. Our next question is from Olivia Tong with Raymond James. Please proceed with your question. <Q – Olivia Tong – Raymond James Financial, Inc.>: Great. Thanks. Good morning, everybody. And congratulations to Julien, Noel and everyone else. I wanted to start with a little bit, if you could help, in terms of where your market share stand, could be (00:48:52) a little bit more challenging with your categories. Appreciate what you said about the disconnect between normalcy and what we’re doing right now. So if you could just talk a little bit about your shares, that would help. And then I have a follow-up question. Thanks. <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah. Thanks, Olivia. This is Noel. I would say when we look at kind of market shares, I mean first of all, big picture as we look at shares, quarter to quarter, things are going to shift based on a lot of different factors, what’s going on with when new products are shipping in, when new planogram changes happen, et cetera. But big picture, when I look at the portfolio, I see positive share performance in areas like [our RX humsand inhalants, very positive share there where we hold a strong leadership position. We did see some positive trends in the quarter on air purifiers as we continue to rebound from EPA. We see some positives in food canisters on OXO and in water filtration. As Julien mentioned on hair appliances, the category in general has softened quite a bit, particularly in volumizers where we’re overdeveloped. And that’s where our share is a little bit mixed. We see some strength in some of our channels and in some customers. We do see a little bit of share loss there, but importantly remain by far the leader in that volumizer subsegment with the Revlon volumizer. Insulated beverages, as I mentioned in my remarks, you see the consumer shifting from bottles to tumblers. We are by far the leader in bottles with Hydro Flask. And so as the consumer has shifted over into tumblers over bottles right now, we do see some share loss there in Hydro Flask. We’ve got a lot of strong innovation in Hydro Flask coming and remain very positive on the brand, but the shift in the consumer to Tumblers right now is impacting us. And then on OXO, on kitchen gadgets, we saw some really strong share results during the COVID period as we had a lot of the category tailwinds of everyone home baking bread, et cetera, but also just OXO itself really saw some positive share gains with some of the supply availability that we have. So we are – we like what our share is in general if we look over kind of that pre-post-COVID range, but we’ve got a little bit of normalization of the share kind of coming off of that. That’s a little bit of a walk of the portfolio and kind of what we see on both sides of the ledger. <Q – Olivia Tong – Raymond James Financial, Inc.>: Great. That’s super helpful. And then, Noel, obviously you’ve been the major architect of Pegasus, so I’d imagine that you don’t assume much in terms of strategic change or a pivot from the expectations that have already been discussed with fiscal 2024. But could you talk also about that and then how you’re thinking about the portfolio as well as you touched on the opportunity for SKU rationalization and if you see any further opportunity there? <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah, I think, where you started, Olivia, is right. Pegasus has been a project since I joined Helen of Troy that I’ve been spearheading. And so, I expect that to continue. And as I mentioned in remarks, and Julien and Brian did as well, we’re pleased with the progress. We’re seeing the work streams progress in line with our expectations across a broad range of areas, particularly pleased with the organizational changes that we made. Certainly, we see some efficiency from that and that flows through in 2024, but I’m really pleased with the effectiveness gains that we’re seeing. The focus that the business units are able to put on marketing and new product development and the brands and conversely now the North American RMO on customers and looking for whitespace

14 distribution opportunities, looking to create great joint value with our customers, I think is really gaining momentum, and I’m excited for that. I think in terms of the portfolio, we did do a lot of SKU rationalization. As I mentioned in my remarks, we did a full bottoms-up analysis of all of the SKUs across the portfolio, looking at profitability, looking at productivity, and it was a very rigorous exercise. We reduced, and it’s included in the outlook, about 18% of our SKUs, disproportionately focused on the Beauty & Wellness side, probably more Wellness as we look at it. And that’s included in our outlook. I think we’re also excited to say that we’ve taken this process and codified it, and we’ll do it on an annual basis going forward so that we have this regimen and hygiene of continuing to look at our portfolio and making the right choices as we go forward. <Q – Olivia Tong – Raymond James Financial, Inc.>: Thanks so much. Best of luck with everything. Operator: Thank you. Our next question is from Rupesh Parikh with Oppenheimer. Please proceed with your question. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Good morning, and thanks for taking my question. And I’ll also echo my congratulations to the team. So I guess, starting with my first question, as I look at the guidance, your Home & Outdoor and Beauty & Wellness, your sales growth expectations, or I guess declines as well, just curious if you could just give more color, what’s contributing to the bigger expectation for declines in Beauty & Wellness and Home & Outdoor, just curious how you guys are thinking about OXO and Hydro Flask for the upcoming year? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, Rupesh, I can start. I think there’s a few – lot of puts and takes going on there. We’ll point out that there was an acceleration of orders into fiscal – the prior year, sorry, fiscal 2022 of about $20 million ahead of price increases, which is going to affect the comparison, primarily in the fourth quarter comparison there. So that’s a little bit of it. And then we called out that that’s beyond having a $35 million impact on revenue next year, because we basically assumed zero for fiscal year 2024. And then the SKU rationalization, which is about a similar size, is also weighing on the revenue comparison. So you take those three things right there, and if you were to exclude those or normalize for those, you would be in a growth situation. So that’s a little bit of it. I would say we – if you look across our Leadership Brands, many of them are growing and there’s two or three that we do not expect to grow. The biggest one that we do not expect to grow is the biggest one impacted by SKU rationalization. So that’s kind of an overall feel. I don’t know if you’re asking specific about one area or another, or you want to get more granular than that, but I would say that’s kind of an overall lay of the land with respect to why it’s a decline versus growth. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Okay. Great. And then maybe just one follow- up question. Just on freight, so I think you expect both, for sure, inbound freight savings. Just curious, as we look at freight, do you expect both inbound and outbound savings? And if there’s a way to quantify the benefits you expect for this year? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, I think the outbound freight has been coming down, and that’s kind of instantly realized that that comes down, because that’s based on current shipments out of product, which – those rates come down almost immediately, and those are in SG&A and are realized immediately. The bulk of the savings that we’re referring to next year is inbound freight savings, and that takes time to cycle through cost of goods sold. And that’s why it’s a back half weighted tailwind for fiscal year 2024.

15 <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Thank you. I’ll pass it along. Operator: Thank you. Our next question is from Susan Anderson with Canaccord Genuity. Please proceed with your question. <Q – Susan Anderson – Canaccord Genuity LLC>: Hi. Good morning. Thanks for all the details today. And let me say my congrats also to the team on the new opportunities. Just on, I guess, looking out this year with the Pegasus savings, the $20 million, and then you just talked about maybe some freight tailwinds, I’m curious if there’s anything else also that’s going to be a driver this year, just considering all of the headwinds going on and Pegasus not fully offsetting that that we’re not thinking about. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Hi, Susan. Thanks and thanks for the comments [indiscernible] (00:58:00) we’re excited about the change and also the changed management. In the case of the exciting growth drivers, they’re huge. Let’s just get into them a little bit. Start at the gross margin line, 460 bps of expansion, that’s huge. Brian mentioned it. Between his remarks and mine and Noel’s, we detailed a bit. There’s going to be a mix improvement that’s significant. It comes first from the acquisition of prestige liquids, which has been coming up for some time and between Drybar, which continues to grow, and now Curlsmith, which will be one of the fastest growing parts of the company in fiscal 2024 after being a fast grower in fiscal 2023. It’s the reigning champion of gross margin in this company. The other champions, by the way, Hydro Flask, Drybar and the inhalants on the Vicks side are all well above our fleet average, all expected to grow in fiscal 2024 and that’s the 460 bps. So that’s the big fat deal. The other comment is cash flow and this really gets to the ability to get down inventory, take that gross margin, run it through an expense set that we’re also attacking with Pegasus and making ourselves not only more efficient but as Noel mentioned, able to grow faster in the future. This is the magic of Pegasus through the creation of the North American RMO and some work has been done on the brand building side. You put all this together, probably in 2025, you’ll get that acceleration, but you get the cash flow now. You also get EBIT expansion in terms of margin and you get operating margin expansion. So that’s why the math works. Remember, all of this also overcomes about $1.79 of combined effect of putting the bonus back to target, absorbing the year-over-year interest expense as well as the depreciation hurdle that goes up for the new distribution center. So that’s the moving parts and that’s why it’s exciting for 2024. As I mentioned down in Florida, you don’t have to wait for 2025 to get the win now. <A – Brian Grass – Helen of Troy Ltd.>: And I’ll just add a little bit there. Julien gave a couple specific examples on margin and mixed drivers. I’ll just say as a general rule, we’re expecting growth in our highest margin businesses overall. So it’s not just the examples, it’s kind of the trend for next year. We see growth in the businesses that have the best margins. So that’s giving us good lift. <A – Noel Geoffroy – Helen of Troy Ltd.>: And we prioritized our spend against these things. It was a purposeful look. That was some of the portfolio work we did was to say, how do we lean in to those parts of the business that we think we have great margins, but also great growth potential, like prestige beauty, outdoor, et cetera. <Q – Susan Anderson – Canaccord Genuity LLC>: Great. That’s all very helpful. Thanks so much. Also, if I could ask maybe just a little bit on some color on the sell-in versus sell-through in the quarter. I think you said you expect it to be more normalized this year. So I’m just curious if we’re there yet or there’s still kind of some work to do in the first half of this year.

16 <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah. You know what, I think as a couple of us said in the prepared remarks, we are seeing sell-in and sell-out track more closely together. All of it always depends on what the consumer consumption patterns look like, and then retailers’ inventory levels will follow suit from there. And we are seeing softness in many of our categories as the consumer is spending more of their money on staples, services, less on some of these discretionary categories. So it’s hard to say what’s going to come, but I would say we definitely, in quarter four, saw a closer tracking in the retailers we have visibility in of sell-in and sell-out. So we don’t expect to have such a dramatic impact as what we had in the past fiscal year. <Q – Susan Anderson – Canaccord Genuity LLC>: Okay. Great. <A – Julien Mininberg – Helen of Troy Ltd.>: And you may be thinking that we’re being extra conservative in our sales guidance. No, we were very careful in our remarks. We are expecting pressure in the economy, on the consumer. Those consumer balance sheets from COVID, if the original $2 trillion or $3 trillion is coming down to less than $1 trillion and , interest rates going up, that will – inflation, all that speech, that’s pressure. Consumers in discretionary categories are buying less. We expect our categories to normalize, per the comments with Bob. So the comments that Noel just made are not some huge tailwind sales that you should expect, it’s in that forecast on a year-over-year basis. So we don’t see a lot of positive in terms of the consumer uplift, and we have not built one in, nor have we built in a recession. This is just, to use Bob’s own word, there’s a bit of normalization on the subject of trade inventories since that’s a specific area that you’re talking about. <Q – Susan Anderson – Canaccord Genuity LLC>: Okay. Great. That’s helpful. And then just really quick on the beauty category, I’m curious, are you seeing any difference in consumer purchases between, say, like the higher-end tools, like a Drybar versus like a Revlon? And then I’m curious if there’s any color you could give on the new tools that you guys put into Walmart, and then also any early reads on Hot Tools liquids so far? <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah. So overall, I would say the prestige beauty part of our business is performing well. We talked about that and we foresee that continuing into 2024. So Drybar, Curlsmith, kind of falling into that realm. I would say Revlon, we did get some new distribution on some of the opening price point, kind of non- volumizer parts of Revlon in retailers, mass retailers that we think will help us there. That’s where we see consumers trading down more. They’re not spending as much on a higher end, more expensive appliance like a volumizer. As Julien mentioned, that subcategory is kind of normalizing. So we’re pleased to get some other Revlon tools back into some of our mass retailer customers as we look into 2024. Hot Tools liquids is a new launch for us in Ulta that I mentioned. We’re excited about it. Very, very early days, but I can say that the merchandising looks great. Our team was in Chicago at the Ulta show recently and a lot of really positive buzz on Hot Tools liquids. So we’re excited about it. Great product and really excited that we were able to leverage some of our expertise and experience in liquids from the prestige side to develop a great line. <Q – Susan Anderson – Canaccord Genuity LLC>: Great. Thanks so much you guys. Good luck the rest of the year. <A – Julien Mininberg – Helen of Troy Ltd.>: Thank you. Operator: Thank you. Our next question is from Peter Grom with UBS. Please proceed with your question.

17 <Q – Peter Grom – UBS Securities LLC>: Thanks. And thanks, operator. And good morning, everyone. And I want to extend my congratulations to the team as well. So my question is – my first question is on balance, and maybe more specifically how you think about the savings from Project Pegasus. So Noel, in your prepared remarks, you discussed reinvestment, you discussed brand building. But as you think about the savings that are expected to build over the next three years, how would you frame reinvestment versus flow-through? <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah, I – you know what I would say is as we kind of pick up steam, particularly in fiscal 2025 with where the bulk of the Pegasus savings come, our aim is to flow some through to the bottom line, but also to have some to reinvest back into the brands and into the business. As those savings come in, we’ll assess how to balance those two things, but we really look to be able to do both. We see the opportunity to expand margins and reinvest back into the business. I talked about in my prepared remarks, we continue to look for opportunities to accelerate the savings. If we see that happening, if we see savings coming in faster than expected, or if we see our results performing on the top line better than expected, we’ll spend into success. We’ll look to reinvest and fuel growth on what we consider to be the highest potential opportunities. <A – Brian Grass – Helen of Troy Ltd.>: Peter, I’d just add a little bit because I’ve got history of what we kind of used to do before, and maybe I look at it slightly different now coming back. So before we kind of used this 50/50 approach where we dropped 50 to the bottom line and reinvest 50. I would say, right now, I personally am leaning, and I think Noel and the organization are leaning towards, maybe fade to the side of putting more towards growth. So maybe it’s the 60/40 or 70/30, I don’t know. And I think Noel’s comment is spot on that as we overperform, hopefully, we’re not promising that, but if we overperform, taking a disproportionate amount of that and putting it back into growth investments. So I think the mindset is definitely towards growth, and you’ll see a change, hopefully, in how we invest in that and a disproportionate weighting towards growth. I think I’m also encouraged by the structural changes and the better leveraging of scale across all our brands in terms of the spend. So I think another benefit is going to be more cost effective spending, because we’ve restructured the organization and we’re going to leverage our scale better in that regard. So hopefully you see there’s multiple benefits in there. We think growth investment at a higher level and also more cost effective. <Q – Peter Grom – UBS Securities LLC>: No, that’s really helpful. And maybe just building on that, right, just the balance expected in 2020 or fiscal 2025. And I know we’re a long way away from that. But when you think about kind of the long-term earnings recovery here, I mean, I guess, how would you frame the exit rate embedded in the earnings outlook of call it 20% to 30% growth, as you think about how quickly you can get back to where you were from an earnings perspective prior to all the disruption over the last 18 months? <A – Brian Grass – Helen of Troy Ltd.>: It depends a bit on the consumer. Let’s start there. This is a consumer-driven company and the comments about categories and normalization. Assuming the normalization thing that was talked with Bob earlier, occurs pretty much as we’ve predicted, which is they’ll come down to the pre-COVID trends, not the pre-COVID levels, to be clear, but the pre-COVID trend lines. So normal growth from there, think of the classic GDP, 2% to 3% trend during the COVID years, as if COVID never happened. That’s what I meant. But the point is, as the consumer goes, so will go the answer to your question about how quickly we can reaccelerate. Excuse me. The beauty of Pegasus, as Noel mentioned, this is not just cost savings, but the sharpening of the go to market and the branding side, plus the extra investment on the innovation side and the structural changes around, for example, the North American RMO and the consolidation into operations more broadly, gives us an ability to just get more growth. And that’s very helpful, has nothing to do with savings. So I think it – that’s really the answer in my view. I will

18 say, though, that the reinvestment – I’m talking about flywheel aspect, we won’t be shy. As we have the opportunities, we will make them happen. And the team is chomping at the bit on the topic, which is the point about spending into success as soon as we have the availability and the consumer is willing. In terms of the reacceleration, in the new strategic plan, once we roll that out, Noel mentioned that will come later this calendar year, we’ll try to put new long-term targets out there to get you a quantitative answer to the way we see it over the next couple of years. <Q – Peter Grom – UBS Securities LLC>: Thank you. Thank you all for that and best of luck moving forward. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. And by the way, Peter, welcome. I think it’s the first time with you officially having initiated guidance on Helen of Troy. And so we’re thrilled to have you covering the company. <Q – Peter Grom – UBS Securities LLC>: Thanks, Julien. I appreciate it. Operator: Thank you. This concludes our Q&A session. I would like to turn the floor back over to Julien Mininberg, CEO, for closing comments. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Yes, thank you, operator. Thank you all for the interest and the support. We’re thrilled with your comments as we make important transitions over the course of fiscal 2024. And this is a transition year in all the ways that we talk. I think the numbers, frankly, speak for themselves. It’s very good to see some of the narratives that are out in the marketplace just getting crossed off for what they are, which is one by one, we are doing exactly what we said. It’s our intention to remain consistent. So we very much appreciate the support. We look forward to seeing many of you in-person next week and virtually over the coming weeks. With that, operator, all set on our end. Operator: Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.